                                                                                                              (Exhibit 12)

                                           INTERNATIONAL PAPER COMPANY AND SUBSIDIARIES
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (Dollar Amounts in Millions)
                                                            (Unaudited)

                                                                                                            Six Months Ended
                                                              For the Years Ended December 31,                  June 30,
                                                     ------------------------------------------------       ----------------
               TITLE                                 1990        1991       1992      1993       1994       1994        1995
               -----                                 ----        ----       ----      ----       ----       ----        ----
A)  Earnings before income taxes, minority
      interest, extraordinary item and
      accounting changes                              $988.0      $693.0    $226.0    $538.0    $715.0      $287.0      $960.0

B)  Less:  Minority interest expense, net of taxes     (33.0)      (42.0)    (15.0)    (36.0)    (47.0)      (27.0)      (57.0)

C)  Add:  Fixed charges excluding
      capitalized interest                             336.2       380.3     325.3     365.3     412.3       189.9       279.0

D)  Add:  Amortization of previously
      capitalized interest                               8.6         9.9       9.9      12.2      12.8         6.2         6.5

E)  Less:  Equity in undistributed
      earnings of affiliates                            (9.4)      (10.8)    (19.1)    (25.9)    (49.1)      (23.7)      (45.2)
                                                    --------    --------    ------    ------  --------      ------    --------
F)  Earnings before income taxes, minority
      interest, extraordinary item,
      accounting changes and fixed charges          $1,290.4    $1,030.4    $527.1    $853.6  $1,044.0      $432.4    $1,143.3
                                                    --------    --------    ------    ------  --------      ------    --------
    Fixed Charges

G)  Interest and amortization of debt expense         $309.5      $351.1    $297.1    $334.5    $371.0      $171.8      $260.7

H)  Interest factor attributable to rentals             26.7        29.2      28.2      30.8      41.3        18.1        18.3

I)  Capitalized interest                                26.3        36.4      42.0      12.2      18.0         5.7        17.1
                                                    --------    --------    ------    ------  --------      ------    --------
J)  Total fixed charges                               $362.5      $416.7    $367.3    $377.5    $430.3      $195.6      $296.1
                                                    ========    ========    ======    ======  ========      ======    ========
K)  Ratio of earnings to fixed charges                  3.56        2.47      1.44      2.26      2.43        2.21        3.86
                                                    ========    ========    ======    ======  ========      ======    ========